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                                                                      EXHIBIT 14

                             THE GETTY REALTY CORP.
                           BUSINESS CONDUCT GUIDELINES

                            Adopted February 19, 2004

INTRODUCTION

         Getty Realty Corp. (hereinafter "The Company" or "Company") is committed to excellence in the conduct of its business activities and the pursuit of its business objectives. To achieve excellence, it is essential that the Company's directors, officers and other employees share a common set of business objectives. One essential objective is to maintain the highest ethical standards in all of the Company's business activities, whether directly or through its subsidiaries. In furtherance thereof, the Board of Directors of the Company has adopted these Business Conduct Guidelines. It is intended by the Company that these Guidelines qualify as a "code of ethics" under Item 406(a) of Regulation S-K, under the Securities Act of 1933, as amended. Although the Regulation requires a "code of ethics" for only the "principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions", the Board of Directors of the Company has determined that it is in the best interests of the Company that the application of these Guidelines be extended to all directors, officers and other employees of the Company.

         It is essential that the Company's directors, officers and other employees understand their respective responsibilities for conducting themselves in accordance with the policies, procedures and guidelines set forth in these Business Conduct Guidelines, those additional business policies, procedures and guidelines that the Company may implement from time to time that further the Company's ethical standards and all applicable laws, rules and regulations, including, without limitation, employment, discrimination, health, safety, antitrust, securities, corporate governance and environmental laws. No director, officer or other employee of the Company has authority to violate any law, rule or regulation or to direct any employee of the Company or other person to violate any law, rule or regulation on behalf of the Company.

         These Business Conduct Guidelines summarize the responsibilities and obligations of each director, officer and other employee to comply with the law and properly conduct the Company's business. Changes to these Guidelines or waivers of their application to the Chief Executive Officer, the Chief Financial Officer or any other officer or director of the Company shall be disclosed by the Company on Form 8-K within two business days.

         By complying with these Business Conduct Guidelines, each of the Company's directors, officers and other employees is helping to maintain the outstanding and ethical reputation of the Company and ensure its continued success.

         The Company's directors and officers are responsible for setting the professional

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and ethical standards for conduct of the Company's business and overseeing compliance with those standards.

         The directors, officers and other employees of the Company may encounter a variety of ethical and legal questions in connection with their respective Company responsibilities. Those issues are to be decided consistent with these Business Conduct Guidelines, which require the Company's directors, officers and employees to obey the law and to conduct themselves ethically.

         Each section of these Guidelines covers a separate area of responsibility. Each director, officer and other employee of the Company is responsible, and will be held accountable, for compliance with these Business Conduct Guidelines. Violation of these Guidelines by any officer or other employee shall be grounds for termination of employment. If any director, officer or other employee becomes aware that these Guidelines have been violated or suspects a violation, he or she is obligated to report such violation (or suspected violation) in accordance with the procedures set forth below or, in any event, you may report such violation (or suspected violation) in accordance with the procedures set forth in Section VI of these Guidelines.

I.       PERSONAL CONDUCT

         A.       CLARIFICATION; REPORTING NON COMPLIANCE

         If you have a question about any section of these Guidelines, the question should be directed to your immediate supervisor, the Company's General Counsel or to the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

         As part of its commitment to ethical and legal conduct, the Company insists that it be notified of any violation of these Guidelines. Accordingly, if any director, officer or other employee of the Company becomes aware of a situation involving any other director, officer or employee, that he or she reasonably believes is or may be a violation of these Guidelines, notice of such situation must be brought to the Company's attention, without regard to the identity or position of the suspected offender, by contacting either an immediate supervisor, the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company. Notice may be given anonymously. All reports of unlawful or unethical conduct or other violations or suspected violations of these Guidelines will be treated by the Company in a confidential manner (consistent with appropriate evaluation and investigation) and investigated promptly. No one has the authority to retaliate against anyone reporting unlawful or unethical conduct or any violation or suspected violation of these Guidelines by any director, officer or other employee of the Company, and the Company will not tolerate threats or acts of retaliation or retribution against anyone reporting unlawful or unethical conduct or any violation or suspected violation of these

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Guidelines.

         Because the failure to report unlawful or unethical conduct can be understood to condone such conduct, the Company emphasizes the importance of reporting. Failure to report knowledge of unlawful or unethical conduct or any violation of these Guidelines may result in disciplinary action by the Company against those who fail to report.

         Information about unlawful or unethical conduct or other violations of these Guidelines must be reported promptly. Whenever practical, the report should be made in writing. If submitted to someone other than the Chairman of the Company's Audit Committee, reports will be referred to the Company's General Counsel and the Chairman of the Company's Audit Committee, to be investigated as they find appropriate. Directors, officers and other employees are expected to cooperate in the investigation of reports of unlawful or unethical conduct or violations or suspected violations.

         B.       ADHERENCE TO BUSINESS CONDUCT GUIDELINES

         The Company's hard-earned reputation for the highest standards of business conduct is never taken for granted. It rests, not on periodic audits by lawyers and accountants, but on the high measure of mutual trust and responsibility that exists among the Company's directors, officers and other employees, and the Company. It is based upon individuals acting in accordance with the Company's Business Conduct Guidelines.

         Officers and other employees who are found to have engaged in unlawful or unethical behavior or other violations of the Company's Business Conduct Guidelines are subject to disciplinary measures, including dismissal.

         C.       WORK ENVIRONMENT

         The Company is committed to providing its employees with a healthy, safe and productive work environment. This work environment extends beyond physical conditions. It is one that fosters treatment of all individuals with respect and dignity, promotes equal employment opportunities and prohibits discriminatory practices. The Company insists that all relationships among persons in the workplace be business-like and free from harassment and bias, prejudice or discrimination based upon race, color, religion, sex, sexual orientation, age, national origin, disability, veteran status or other status protected by law.

         The Company will not tolerate sexual advances, actions, comments or any other conduct in the workplace that creates, in the judgment of Company management, an intimidating or otherwise offensive environment. Similarly, the use of racial or religious slurs, or any other remarks, jokes, or conduct that, in the judgment of Company management, encourages or permits an offensive work environment, will not be tolerated.

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         Some other activities that are prohibited, because they clearly are not conducive to a good work environment are: (1) threats, (2) violent behavior, (3) the possession of weapons of any type, and (4) the use, distribution, sale or possession of illegal drugs or any other controlled substance, except for approved medical purposes. In addition, directors, officers and other employees of the Company should not be on Company premises, in the Company work environment or otherwise acting on behalf of the Company, if they are under the influence of or affected by such illegal drugs, controlled substances used for non-medical purposes, or alcohol. Officers and other employees who engage in any of these prohibited activities are subject to disciplinary action, including dismissal.

         It is the Company's policy to comply with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. To the extent that the Company deals with labor unions, it is illegal under federal and state law for the Company or any of its directors, officers or other employees to pay to or receive anything of value from any labor organization.

         No director, officer or other employee of the Company may interfere with or retaliate against another who seeks to invoke his or her rights under the laws governing labor and employee relations.

         Directors, officers and other employees of the Company who are present at Company properties or facilities are required to follow carefully all safety instructions and procedures that the Company adopts. Questions about possible health and safety hazards at any Company facility or property should be directed immediately to a supervisor or to the Company's General Counsel or, as may be appropriate under the circumstances, any other officer or director of the Company.

         Anyone who is subject to conduct in violation of these Guidelines, or otherwise believes that they have information regarding any violation or suspected violation of these Guidelines, must bring such conduct or information to the attention of the Company, either by informing an immediate supervisor, the Company's General Counsel or the Chairman of the Company's Audit Committee, or, as may be appropriate under the circumstances, any other officer or director of the Company.

         Any officer or other employee who is found to have engaged in harassment or discrimination, or to have misused their position of authority in this regard, or otherwise has engaged in conduct in violation of these Guidelines, as described above, is subject to disciplinary action, including dismissal.

         D.       EMPLOYEE PRIVACY

         The Company collects or maintains personal information for each employee regarding their employment, including medical and benefit information. Access to such information is restricted to people with a need to know. Personal information is released

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outside the Company or its agents only with employee approval, except to verify employment or to satisfy the legitimate requirements of a successor to the Company's business operations or in response to appropriate investigatory or legal requirements. Employees who are responsible for maintaining personal information and others who are provided access to such information must ensure that the information is not disclosed in violation of the Company's policies or practices.

         E.       PROTECTING THE COMPANY'S ASSETS

         The Company has many assets, including real property, personal property and intellectual property. These assets are of great value to the Company's competitiveness and success as a business. The Company will take every step necessary, including legal measures, to protect its assets.

         The Company's intellectual property includes proprietary information, which includes the confidential data entrusted to the directors, officers and other employees of the Company in such capacities.

         Protecting all of these assets is very important. Their loss, theft or misuse may jeopardize the continued success of The Company.

         For this reason, each director, officer and other employee is responsible not only for protecting the Company property entrusted to them, but also for helping to protect the Company's assets in general. Everyone's awareness of security procedures play's a critical role. Situations or incidents that could lead to the loss, misuse or theft of Company property should be reported promptly to an immediate supervisor, the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

                  1.       Proprietary Information

         Proprietary information is information that is the property of the Company. Such information includes business and financial plans and other Company records. It also includes personnel information, medical records, and salary data. Other proprietary information includes: designs; engineering know-how and processes; business and product plans with outside vendors; and a variety of internal databases.

         The Company alone is entitled to determine who may possess its proprietary and other non-public information and what use may be made of it, except for specific legal requirements such as the publication of certain reports and required NYSE and SEC filings and notices.

         Directors, officers and other employees have access to information that the Company considers proprietary and/or is confidential (non-public) information. It is very

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important not to use or disclose proprietary and/or confidential information except as authorized by the Company, and to provide adequate safeguards to prevent the disclosure of such information.

                  2.       Inadvertent Disclosure

         The unintentional disclosure of proprietary and/or confidential information can be just as harmful as intentional disclosure.

         To avoid unintentional disclosure, such information should not be discussed with any unauthorized person. This information includes unannounced acquisitions, dispositions or other transactions, revenues, earnings, tenant information and capital requirements. Also included are: confidential strategies; business plans; and other confidential information. This also applies to discussions with family members or with friends who might use the information to their advantage or who might innocently or inadvertently disclose the information to someone else.

                  3.       Direct Requests for Information

         If someone outside the Company requests information about the Company or its business activities, either directly or through another person, information may be disclosed only by persons authorized to do so. Persons who are not authorized to make such disclosures are required to refer the person making the inquiry to the appropriate source within the Company. Industry analysts, investment bankers, stockbrokers and shareholders should be referred to Investor Relations or the Company's General Counsel. Under no circumstances should contact be continued without guidance from Investor Relations or the Company's General Counsel. Requests for information or interviews, from an attorney, an investigator, or any law enforcement officer, regarding the Company's business are to be referred to the Company's General Counsel. Similarly, reporters anyone else writing about or otherwise covering the Company or the industry, should be directed to Investor Relations or the Company's General Counsel.

                  4. Disclosure and Use of Proprietary and/or Confidential Information

         Proprietary and/or confidential information may be used only in connection with the Company's business.

                  5.       Copyrightable Material

         In most cases, the copyrights in employee-generated works of authorship, such as manuals and computer programs, are automatically owned by the Company through operation of law. In other cases, title to the copyrights is given to the Company by contractual provisions. The Company considers it important to limit the distribution of copyrightable material within the Company to that in which the copyright is owned by or

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appropriately licensed to the Company. To ensure that material not owned by the
Company is appropriately licensed, the Company may request a license from an individual before permission is given to place copyrightable material into or on any of the Company's equipment, including computers.

         Copyrightable material may not be copied or distributed without a license. Therefore, magazines, newspapers, trade newsletters and the like may be circulated but not photocopied.

                  6.       Leaving The Company

         A director, officer or other employee who leaves the Company for any reason, including retirement, may not disclose or misuse Company proprietary and/or confidential information. Also, the Company's ownership of intellectual property that is created by a director, officer or other employee of the Company, in such capacity, continues after separation from the Company.

                  7.       Legal Remedies

         When proprietary and/or confidential information or intellectual property has been wrongfully taken or misused, the Company is not limited in its response to disciplinary action against offending officers and other employees, but may also take legal action against everyone involved. Additionally, individuals can be prosecuted for their actions by government authorities and convicted of crimes for their part in stealing information.

         F.       USE OF THE COMPANY'S ASSETS

         All directors, officers and other employees are responsible for the proper use of the Company's physical resources and property, as well as its intangible assets, including proprietary and other confidential information. Company property, facilities or physical resources may not be used for business, solicitation or distribution activities that are not related to the Company's business, except for charitable activities that have been approved in writing in advance by the Company.

         Personal items, messages or information that you consider private should not be placed or kept in telephone systems, office systems, offices, work spaces, desks, credenzas or file cabinets; the Company management may gain access to these areas when required.

                  1.       Supplies

         An increasing number of employees own equipment that uses Company supplies such as printer ink and computer diskettes. Since these supplies are readily available at Company work locations, the question of making personal use of them frequently arises. The answer is clear: directors, officers and other employees may not use Company

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supplies for personal use.

                  2.       Internal Company Information Systems

         The increasing reliance placed upon internal information and communications facilities in carrying out the Company business makes it absolutely essential to ensure their integrity. Like other Company assets, these facilities and the information they make available through a wide variety of databases should be used only for conducting Company business or for purposes authorized by Company management. Their unauthorized use, whether or not for personal gain, is a misappropriation of Company assets.

         G.       RECORDING AND REPORTING INFORMATION GENERALLY

         Directors, officers and other employees are required to report all information accurately and honestly.

         Dishonest reporting of information, whether internally or to organizations, agencies or other persons outside the Company is strictly prohibited and could lead to civil or even criminal liability for those responsible and the Company. This includes not only reporting information inaccurately, but also presenting it in a way that is intended to mislead or misinform those who receive it. Directors, officers and other employees must not make false or misleading statements in external financial reports, environmental monitoring reports or any other documents submitted to or maintained for government agencies, the stock exchanges, securities analysts, investors, investment advisors, stock brokers or shareholders.

         H.       COMPUTER, E-MAIL AND INTERNET POLICIES

         Every director, officer and other employee is responsible for using the Company's computer system, including, without limitation, its electronic mail system and the Internet (collectively, the "Computer System") properly and in accordance with Company policies.

         The computers that are provided to directors, officers or other employees or have access to for work and the E-mail system are the property of the Company and have been provided for use in conducting Company business. All communications and information transmitted by, received from, created or stored in its Computer System (whether through word processing programs, E-mail, the Internet or otherwise) are Company records and the property of the Company.

         The Company has the right, but not the duty, for any reason and without the permission of any director, officer or other employee, to monitor any and all of the aspects of its Computer System, including, without limitation, reviewing documents created and stored on its Computer System, deleting any matter stored in its system, monitoring sites visited by any director, officer or other employee on the Internet, monitoring chat and news

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groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing E-mail sent and received by users. No director, officer or other employee should have any expectation of privacy in anything they create, store, send or receive on the Computer System.

         The Company's Computer System may not be used to send or receive messages or files that are illegal, sexually explicit, abusive offensive or profane. Neither may it be used to solicit for religious or political causes, commercial enterprises, outside organizations or other activities not related to an employee's services to the Company.

         The Company's Computer System may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information or similar materials.

         I.       DOCUMENT RETENTION

         The space available for the storage of Company documents, both on paper and electronic, is limited and expensive. Therefore, periodic discarding of documents (including E-mail) is necessary. On the other hand, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should consult the Company Records Retention Policy, the Company's General Counsel or the Chairman of the Company's Audit Committee.

         Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, whether or not such lawsuit or investigation has formally commenced, all such documents must be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation must be suspended immediately. If a director, officer or other employee is uncertain whether documents under his or her control should be preserved (because they may relate to a lawsuit or investigation or otherwise are essential corporate records) or whether documents may be deleted, destroyed or altered, he or she should contact the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

II.      CONDUCTING THE COMPANY'S BUSINESS

         A.       SOME GENERAL STANDARDS

         Today, the Company is engaged in a variety of business relationships with other companies and organizations. More than one kind of relationship often exists between the Company and these organizations at the same time. For example, a firm that is a customer may concurrently be a supplier and a competitor. No matter what type of organization is being dealt with or its relationship to or with the Company, the following general standards should be observed.

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                  1.       Avoid Misrepresentation

         Never make misrepresentations or dishonest statements to anyone. If it is suspected or believed that the other person may have misunderstood a statement, promptly correct the misunderstanding. Honesty based upon clear communication is integral to ethical behavior. The resulting trustworthiness is essential to sound, lasting relationships and is an essential element of the business relationships that the Company maintains.

                  2.       Treat Everyone Fairly

         Everyone the Company does business with is entitled to fair and even-handed treatment. That should be true no matter what the relationship with an outside organization may be.

         The Company uses a competitive evaluation process to maintain equity in selecting suppliers. Prices and other information submitted by suppliers and the Company's evaluation of that information are confidential to the Company. Directors, officers and other employees and former employees may not use any of this information outside of the Company without written permission from management. It is essential that suppliers competing for the Company's business have confidence in the integrity of its selection process. Directors, officers and other employees are not to exert or attempt to exert influence to obtain "special treatment" on behalf of a particular supplier. Even to appear to do so can undermine the integrity of the Company's established procedures.

                  3.       Avoid Reciprocal Dealing

         Seeking reciprocity is contrary to Company policy and also may be unlawful. In other words, prospective suppliers should not be told or led to believe that a decision to purchase its goods or services is contingent upon the supplier's agreement to purchase the Company's products or services. To avoid allegations of reciprocal dealing, do not tell a prospective customer that the Company deserves its business because of the Company's purchases from that customer.

         This does not mean that a Company customer is precluded from being a Company supplier. It simply means that the Company's decision to buy goods and services from a supplier must be made independently from that supplier's decision to purchase the Company's products and services.

                  4.       Report Violations of Procurement Laws

         Directors, officers and employees have a duty to report violations of the Company's procurement policies. This may be done directly through an immediate supervisor, the Company's General Counsel or the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director

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of the Company.

         B.       FAIRNESS IN THE FIELD

         Those engaged in marketing the Company's products and services, must do so vigorously and effectively, but fairly as well.

                  1.       Disparagement

         It has long been the Company's policy to enter into business relationships and transactions based upon their merits, not by disparaging competitors, their products or their services. False or misleading statements and innuendos are improper. Such conduct only invites disrespect from our customers and tenants and those with whom the Company currently has relationships.

         In short, all comparisons must be fair and accurate.

                  2.       Intentional Interference With A Contract

         If a competitor already has a contract with a potential customer or tenant, it is the Company's practice not to market the Company services to that customer or tenant until the competitor's contract is expiring or has been terminated. Intentional interference with someone else's contract can result in expensive litigation and substantial monetary damages.

         C.       MULTIPLE RELATIONSHIPS WITH OTHER ORGANIZATIONS

                  1.       Business Contacts with Competitors

         Because many companies have multiple relationships with the Company, it is important to recognize when a company you are dealing with, as a supplier or a customer, is also the Company's competitor. Such relationships require extra care.

                  2.       Prohibitions

         In all contacts with competitors, avoid disclosing in-house pricing policy, terms and conditions, marketing plans, market surveys and studies and, of course, any other proprietary or confidential information.

         Collaboration or discussion of these subjects with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, stop the conversation immediately, and inform the competitor that under no circumstances can these matters be discussed.

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         Directors, officers and other employees must disassociate themselves and the Company from participation in any possible illegal activity with competitors and confine communication to what is clearly legal and proper. Any incident involving a prohibited subject is to be reported immediately to an immediate supervisor, the Company's General Counsel or the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

         D.       INFORMATION ABOUT OTHERS

         In the normal course of business, it is not unusual to acquire information about many other organizations, including competitors. Doing so is a normal business activity and is not unethical in itself. In fact, the Company properly gathers this kind of information for such purposes as extending credit and evaluating potential transactions. The Company also collects information on competitors from a variety of legitimate sources to evaluate the relative merits of its own products, services, and marketing methods. This activity is proper and necessary in a competitive system.

                  1.       Acquiring Information

         However, there are limits to the ways that information should be acquired and used, especially information about competitors. No one should employ improper means to acquire a competitor's trade secrets or other proprietary or confidential information.

         Industrial espionage, trespassing, burglary, wiretapping, bribery and stealing are obviously wrong and also illegal. Solicitation of proprietary or confidential data from a competitor's employees also is improper. The Company will not tolerate any form of questionable intelligence-gathering by its directors, officers or other employees.

                  2.       Using Information

         Information about other companies should be treated with sensitivity and discretion. Such information often is about individuals. Other companies are rightly concerned about their reputations and the privacy of their people. Adverse information with no business use should not be kept or maintained.

         When working with sensitive information about other companies, whether or not such information is expressly indicated to be confidential, such information should be used only in the proper context and made available only to other Company employees with a legitimate need to know. In presenting such information, the identity of the organization or individuals that are the subject of the information should be disclosed only if it is necessary.

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         E.       INFORMATION OWNED BY OTHERS

                  1. Receiving Information That May Be Confidential or Have Restrictions on Its Use.

         To avoid the risk of the Company being accused of misappropriating or misusing someone's confidential or restricted information, there are certain steps that should be taken before receiving such information. The receipt of confidential or restricted information (whether oral, visual or written) must not take place until the terms of its use have been formally agreed to between the Company and the other party. That means a written agreement approved by the Company's General Counsel. Furthermore, unless otherwise delegated, establishing such an agreement for the receipt of confidential or restricted information of another party will require the prior written approval of an appropriate officer of the Company. Once another party's confidential or restricted information is received properly, it may not be used, copied, distributed or disclosed except in accordance with the terms of the agreement.

                  2.       Acquiring Software

         Special care should be taken in acquiring software from others. As intellectual property, software is protected by copyright, and may also be protected by patent, trade secret or as confidential information. Such software includes computer programs, databases and related documentation owned by the party you are dealing with or by another party. Before accepting software or signing a license agreement, established Company procedures must be followed. The terms and conditions of such license agreements -- such as provisions not to copy or distribute programs -- must be strictly followed. Also, if software is acquired for personally owned equipment, it should not be copied, in whole or in part onto any Company-owned computer system, or incorporated into any work that is done for the Company.

         F.       USING TRADEMARKS

         The Company has trademarks and service marks -- words, names, symbols or devices -- that are used to identify and distinguish the company's products. Some trademarks and service marks are registered in the U.S. Patent and Trademark Office; others are not. For example, the block plain letters "Getty Realty Corp."(R) and Getty's logotype are registered trademarks indicated by an "(R)".

         It is important that the Company trademarks and the trademarks of other companies be acknowledged and used properly. Specifically, the trademark should be spelled correctly and written the way the owner of the trademark writes it. Avoid using any trademark as a generic name. Properly acknowledge the trademark in publications by indicating, the first time the name or word is mentioned, that the particular name or word is a trademark of the Company or another company.

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         Questions regarding the proper use of a trademark should be referred to the Company's General Counsel.

         G.       BRIBES, GIFTS AND ENTERTAINMENT

         Gifts offered to or exchanged by employees of different companies vary widely. They can range from widely distributed advertising novelties of nominal value, which may be given or accepted, to bribes that, unquestionably, may not be given or accepted. Under no circumstances may a director, officer or employee of the Company make any payment, loan or delivery of any cash, goods or services that is designed to influence or compromise the conduct of the recipient. Similarly, under no circumstances may a director, officer or employee accept any payment, loan or delivery of any cash, goods or services for assisting in obtaining business or for securing special concessions from the Company.

         Company directors, officers and employees are expected to fulfill their Company responsibilities conduct their Company related business in such a manner that neither the individual's nor the Company's reputation will be impugned if the details of their dealings should become disclosed to the public.

         It is acceptable to pay for or receive customary business amenities such as meals, provided the payment amounts and value of such amenities are at a reasonable level and are not otherwise prohibited by law or known customer business practice.

                  1.       Receiving

         No director, officer or other employee, nor any member of any of their families, may solicit or accept from a current or prospective supplier or customer money or a gift that is, or could be reasonably construed to be, connected with the Company's business relationship with that supplier or customer. Gifts include not only material goods, but also services, promotional premiums or discounts on personal purchases of goods or services. However, unless the Company has specified to the contrary, you may accept promotional premiums and discounts offered by transportation companies, hotels, auto rental agencies, and restaurants if they are based upon membership in bonus programs for individuals and are offered to travelers generally. Furthermore, a gift of nominal value, such as an advertising novelty, may be accepted when it is customarily offered to others having a similar relationship with the customer or supplier. Questions regarding any particular situation should be referred to an immediate supervisor or the Company's General Counsel.

         If any director, officer or other employee is offered money or a gift, or if either arrives at their home or office, the same must be disclosed immediately to an immediate supervisor, the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director

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

of the Company. If it is determined that the gift may not be kept, appropriate arrangements will be made to return or dispose of what has been received, and the supplier or customer will be reminded of the Company's gift policy.

                  2.       Giving

         Money or gifts may not be given to any executive, official or employee of any supplier, customer or any other organization if doing so could reasonably be construed as having any connection with the Company's business. U. S. and local laws prohibit the offering or acceptance of "kickbacks", that is, anything of value offered or accepted for the purpose of obtaining favorable treatment in connection with a government contract.

                  3.       Relationships with Government Employees

         What is acceptable practice in the commercial business environment, such as providing education, transportation, entertainment or other things of value, may be entirely unacceptable, and may even violate certain federal, state or local laws and regulations, in dealings with government employees or those who act on the government's behalf. Therefore, everyone is accountable for adhering to the relevant laws and regulations governing relations between government customers and suppliers.

         As a general guideline, directors, officers or other employees may not undertake any of the following activities may be undertaken directly or indirectly:

         -        Exchange money or gifts with any government employee.

         - Discuss or offer employment or business opportunities that could personally benefit any government employee.

         - Offer or provide gratuities to or for the benefit of any government employee.

         All actual or suspected violations by the Company or any director, officer or other employee must be promptly reported to the Company's General Counsel or the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

         H.       COMPLIANCE WITH LAWS

         The Company's policy is to comply with all laws and regulations that apply to the Company or its business and to cooperate with governmental audits.

                  1.       Employment

         See Section I.C. above.

                  2.       Securities Laws Compliance - Trading

         No director, officer or employee of the Company may trade in (or even recommend) Company stock based upon non-public information. "Insider trading" is the purchase or sale of a publicly traded security while in possession of material non-public information about the security or the issuer of the security. Such information includes, for example, non-public information regarding Company earnings, gains or losses, the hiring, firing, resignation or death of a director or officer of the Company. Such trading, as well as "tipping", which is communicating such information to anyone who might use it to trade the Company's securities is illegal. When in doubt, Company information obtained as a director, officer or employee should be presumed to be material and not public.

         Directors and officers of the Company also are prohibited from trading in Company securities during any period in which participants in the Company's retirement plans could not engage in a similar type of transaction.

         Directors and officers are required to disclose, within two business days, each and every transaction that they conduct in the Company's securities by electronically filing a Form 4 with the Securities and Exchange Commission Edgar filing system.

         Directors, officers and employees who have questions pertaining to the sale or purchase of a security under circumstances that may involve non-public information should consult with the Company's General Counsel or the Chairman of the Company's Audit Committee.

         All actual or suspected violations of the securities laws, by the Company or any director, officer or other employee, must be promptly reported to the Company's General Counsel or to the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

                  3.       The Environment

         The Company is committed to compliance with all environmental laws. These include the reporting of discharges and the remediation of resulting contaminations.

         Directors, officers and other employees who become aware of any violation of any environmental law or any action that may appear to conceal such a violation must immediately report the matter to an immediate supervisor or to the Company's General Counsel or the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company. All actual or suspected violations by the Company or any director, officer or other employee must be promptly reported to the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

         Federal, state and local laws require that all spills of petroleum products must be promptly reported to the appropriate governmental authorities (e.g., state environmental agency and fire marshal), usually by utilizing a 1-800 "Hotline." Usually, when a spill is reported, a spill number is given by the "hotline" operator, and the spill number should be recorded. Spills must be reported promptly.

                  4.       Antitrust Laws

         Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

                           a.       Actions that Violate U.S. Antitrust Laws

         In general, U.S. antitrust laws forbid agreements or actions "in restraint of trade." All employees should be familiar with the general principles of the U.S. antitrust laws. The following are examples of actions that are violations of U.S. antitrust laws:

    - Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

    - Boycott. The Company may not agree with its competitors to refuse to lease, sell or purchase products from third parties. In addition, the Company may not prevent a tenant or customer from leasing, purchasing or using non-Company properties, products or services.

    - Tying. The Company may not require a customer to lease or purchase a property or product that it does not want as a condition to the lease or sale of a different property or product that the customer does wish to lease or purchase.

                           b.       Meetings with Competitors

         Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Company's General Counsel. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

    -    Prices;

    -    Costs;

    -    Market share;

    -    Profits and profit margins;

    -    Product or service offerings;

    -    Terms and conditions of sale;

    -    Facilities or capabilities;

    -    Bids for a particular property; or

    -    Selection, retention or quality of tenants.

                           c.       Professional Organizations and Trade
                                    Associations

         Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information. You are required to notify the Company's General Counsel prior to attending any meeting of a professional organization or trade association.

                           d.       Seeking Help

         Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Company's General Counsel promptly for assistance, approval and review.

III.     CONFLICTS OF INTEREST

         A.       IN GENERAL

         A conflict of interest of interest may arise in any situation in which the loyalties of a director, officer or other employee are divided between personal or business interests that, to some degree, are incompatible or competitive with the interests of the Company. All such conflicts should be avoided. The Company demands absolute integrity from all its directors, officers and employees and will not tolerate any conduct that falls short of that standard. Furthermore, the Company expects that no director, officer or other employee will knowingly place himself or herself in a position that would have the appearance of being, or reasonably could be construed to be, in conflict with the interests of the Company.

         Some of the most common areas giving rise to conflicts or the appearance of a conflict are addressed here, with the Company's related Guidelines, to help you make informed decisions.

                  1.       Gifts and Entertainment

         The Company's objective is to deter givers of gifts from seeking or receiving special favors from Company employees. (For guidelines concerning the giving of gifts to, or entertainment of, customers and others by Company directors, officers or other employees, reference should be made to Section II.G. above.)

         Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to influence the decision-making of recipient, to favor a particular tenant, borrower, customer, vendor, consultant or the like. To avoid the reality and the appearance of improper relations with those who currently contract with the Company or may do so in the future, directors, officers and other employees should observe the following guidelines when deciding whether or not to accept a gift or entertainment:

                           a.       Gifts

         Gifts, such as merchandise or products, as well as personal services or favors, may not be accepted unless they have a value of less than $50. This dollar limit is intended to serve as a guideline. Gifts of any amount or value may never be solicited by a director, officer or other employee, and a gift of cash or securities may never be accepted.

         In some international business transactions, it is customary and lawful for business leaders to give gifts. These gifts may be or more than nominal value. In such cases, returning or refusing the gifts or paying for them may be insulting to the giver. Such gifts (given or received) must be reported to an immediate supervisor, the Company's General Counsel, the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company. In some cases, the gift may be retained by the Company, in its sole discretion.

                           b.       Entertainment

         Normal business entertainment, such as lunch, dinner, theater, a sporting event and the like, is appropriate if of a reasonable nature and in the course of a meeting or another occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations. All such entertainment should be reported (in advance, if practical) to an immediate supervisor. No one may accept tickets or invitations to entertainment when the prospective host will not be present at the event.

                  2.       Assisting a Competitor

         An obvious conflict of interest is providing assistance to an organization that markets products and services in competition with the Company's current or potential products or services offerings. Without the Company's prior consent, no director, officer or other employee of the Company may work for or provide services to such an organization (as an employee, a consultant, or as a member of its board of directors or in any other capacity). Such activities are prohibited because they divide loyalties between the Company and that organization.

                  3.       Supplying

         Generally, no director, officer or other employee may be a supplier to the Company, represent a supplier to the Company, work for a supplier to the Company, or be a member of its board of directors while continuing to serve the Company as a director, officer or other employee. In addition, no director, officer or employee may accept money or benefits of any kind for any advice or services they may provide to a supplier in connection with its business with the Company.

                  4.       Corporate Opportunities

         As an employee of the Company, you have an obligation to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

         You should presume that any business opportunity presented to you in your capacity as a director, officer or other employee of the Company is a Company opportunity.

         You should disclose to the General Counsel the terms and conditions of each business opportunity covered by these Guidelines that you wish to pursue. The General Counsel will contact the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in these Guidelines.

                  5.       Use of the Company's Time and Assets

         It is the policy of the Company that officers and other employees are not to engage in "free-lance" or "moonlighting" activities that will materially encroach upon the time or attention which should be devoted to the officer's or employee's duties; adversely affect the quality of work performed; compete with the Company's activities; imply sponsorship or support by the Company of the outside employment or organization; or adversely affect the reputation of the Company. All such activities require the prior written approval of an immediate supervisor or the Company's General Counsel. Furthermore, officers and other employees are not to perform outside work or solicit such business on the Company premises or while working on the Company time and may use the Company equipment, telephones, materials, resources or proprietary information for any non Company related work.

         B.       PUBLIC SERVICE

         The Company encourages its officers and other employees to be active in the civic life of their communities. However, such service may, at times, place you in a situation that poses a conflict of interest with the Company. As a board or committee member, a decision that involves the Company may be presented to you.

                  1.       The Question of Abstaining

         There are several considerations. The law may require you to abstain, depending on their position with the Company and whether there may be personal gain from the decision. On the other hand, there may be circumstances in which the law does not permit abstention. Before making a decision, you should seek advice from the civic organization's lawyer and from the Company's General Counsel.

         If the law does not require abstention, participation in such a decision or vote may still cause substantial embarrassment. In considering the possible consequences of whether or not abstention is selected, never conceal your relationship with the Company. And, if you decide to abstain, state clearly that you are abstaining because of a conflict of interest - or the appearance of one.

         Generally, the individual is in the best position to decide whether or not to abstain and should be left to make the decision. It follows, of course, that the individual must bear the responsibility for such decision.

                  2.       Employee Charitable Contributions

         The Company realizes, as active members of the community and involved citizens, its directors, officers and other employees often participate in charitable projects and activities that may include donations and contributions by them to charitable organizations.

         Although the Company encourages civic and community involvement by its directors, officers and other employees, the Company desires to avoid any situation that raises a conflict of interest or that creates an appearance of impropriety in the context of the Company's business relationships. Specifically, this policy prohibits directors, officers and other employees from making charitable contributions when the solicitation or request for such contributions implies that continued or future business with the Company depends on making such a contribution. Similarly, no contribution should be made that creates the appearance that the Company stands to benefit from a business relationship because of a contribution by a director, officer or other employee.

         No director, officer or other employee may represent that the Company is associated with any charitable contribution or charity, without the prior written approval of the Company's General Counsel.

         C.       PARTICIPATION IN POLITICAL LIFE

         The Company will not make contributions or payments to political parties or candidates which violate any laws. The Company will not make such gifts and the Company will not provide any other form of support that may be considered a contribution.

         In this regard, an individual's work time is the equivalent of such a contribution. Therefore, no officer or other employee will be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate, unless required by law. An individual, however, may take reasonable time off without pay for such activities, if the individual's Company duties permit the time off and the time off is approved by an immediate supervisor. Individuals also may use vacation time for political activity, or may be able to perform political activity outside their regular work schedule.

         When speaking out on public issues, individuals must make sure that they do so as individuals. Individuals must not give the appearance that they are speaking or acting on the Company's behalf, unless they are and this has been approved by the Company.

         D.       PERSONAL FINANCIAL INTERESTS

         No director, officer or other employee should have a financial interest in any organization that the Company does business with if that interest might cause that individual to have a conflict of interest with the Company. Such organizations include suppliers, competitors, customers, tenants, distributors, environmental contractors and maintenance contractors.

         The following is the test to determine whether an improper interest exists:

         - Is the investment in a company that has a material commercial relationship with the Company or is a significant competitor of the Company? In either case, the investment may be viewed as improper.

         - Is the size of the investment such that, when viewed in relation to salary and other family income, including income from other investments, may be considered significant enough to cause an individual to take some action as a Company employee to protect or enhance the investment? In such case, the investment may be viewed as improper.

         A financial interest is improper if the combination of Company salary, the amount of the investment, and the particular company in which the investment is made, when viewed objectively by another person -- could appear to influence the individual's actions as a Company employee.

         In the case of a supplier, if you have any role, directly or indirectly, in deciding whether the Company does business with that supplier, then you must disclose to the Company any direct or indirect interest at all in that supplier.

         Investments in closely held organizations -- typically, closely held corporations, partnerships or even sole proprietorships -- raise additional concerns over those in publicly traded companies. That is because of the closer ties of investors to most closely held organizations. For example, there generally are relatively few investors, or owners, of such companies, giving each a greater stake in ownership; the investors often have a chance to participate in the company's day-to-day operations; and the investors may be perceived to be closely identified with the company.

         This relatively close relationship may give the appearance to competitors of the closely held organization that it derives some benefit from the Company. Such a relationship may also give the appearance to the Company employees that the investing employee is using the Company's time, facilities, or confidential information for the benefit of the closely held company. For these reasons, directors, officers and employees may not make any investment or hold any ownership interest in a closely held organization that is a competitor, supplier, distributor, or organization that does business with the Company. Exceptions must be specifically approved by the Audit Committee.

         E.       ANTI-NEPOTISM POLICY

         The Company recognizes that potential problems may arise through the employment of relatives. Such employment can result in favoritism, breach of confidentiality and disciplinary problems, or the perception of such problems, especially when relatives have a reporting relationship. The Company has developed this policy to better assure that employees are treated on a consistent basis and without favoritism. For purposes of this policy, "relative" is defined as a spouse, child, grandchild, parent, parent-in-law, grandparent, sibling, or sibling-in-law. With the exception of temporary or part-time internships, the Company shall not employ, hire or utilize in any capacity, whether as an employee, independent contractor or other business relation, the relative of any director, officer or employee. If two employees become related while employed, one of the employees will have to resign, unless the Chairman of the Audit Committee and the Board agree that the continued employment of both is in the best interests of the Company and such employees, taking into account any changes to either employee's employment responsibilities that the Chairman and the Board may deem necessary or appropriate.

         Similarly, the Company will not retain or use the services of an employee's relative in any of its business relations (such as the Company's independent contractors, representatives, vendors, clients, and other persons or entities that do business with the Company) except with advance disclosure to and clearance from the Company's General Counsel.

IV.      FINANCIAL REPORTING

         As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

         The Company's principal financial officers and other employees working on our financial statements and disclosure have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

         Every director, officer and other employee records financial information of some kind and submits it to the Company. For example: expense accounts are important financial records. Directors, officers and other employees are entitled to reimbursement for reasonable expenses incurred in connection with the conduct of the Company's business -- but only if those expenses are actually incurred. To submit an expense account for meals not eaten, miles not driven, airline tickets not used or for any other expense not incurred is dishonest reporting and is prohibited. Furthermore, it amounts to fraud and may lead to civil or even criminal liability for those responsible or the Company.

         All officers and employees with supervisory duties should establish and implement appropriate internal controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its business and financial records and reports. The Company has adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established business and accounting practices and procedures must be followed to ensure the complete and accurate recording of all transactions and business of the Company. All officers and other employees are expected to adhere to these procedures.

         All accounting adjustments that materially depart from GAAP must be approved by the Company's Audit Committee and reported to the Company's independent auditors. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company must be disclosed to the Company's Audit Committee and the Company's independent auditors.

         No director, officer or other employee of the Company may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company's financial records. Information regarding any violation or suspected violation of these provisions or other questionable accounting or auditing matter must be reported to the Company's General Counsel, the Chairman of the Company's Audit Committee and to the Company's independent auditors. Violations or suspected violations or such questionable matters are required to be reported, as provided in Section I.A. of these Guidelines or, in any event, you may report such violation (or suspected violation) in accordance with the procedures set forth in Section VI of these Guidelines. All reports of violations or of questionable accounting or auditing matters will be treated by the Company in a confidential manner (consistent with appropriate evaluation and investigation) and investigated promptly. No one has the authority to retaliate against anyone reporting a possible violation or questionable accounting or auditing matter and the Company will not tolerate threats or acts of retaliation or retribution against anyone who makes such report.

V.       WAIVERS

         Directors, officers and other employees seeking prior approval of a situation that otherwise would be considered to be, or may give the appearance of, a violation of these Guidelines, or a waiver of the application of any of the foregoing Guidelines, should submit a written request for such approval or waiver, as the case may be, to the Company's General Counsel or the Chairman of the Company's Audit Committee. No approval or waiver may be granted except in a writing signed by the Company's General Counsel or the Chairman of the Company's Audit Committee. Any waiver of these Guidelines for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

VI.      REPORTING VIOLATIONS OR SUSPECTED VIOLATIONS OF THESE GUIDELINES

         All actual or suspected violations by the Company or any director, officer or other employee of any of these Guidelines must be promptly reported to the Company's General

Counsel or to the Chairman of the Company's Audit Committee or, as may be appropriate under the circumstances, any other officer or director of the Company.

         Whenever practical, the report should be made in writing. If submitted to someone other than the Chairman of the Company's Audit Committee, reports will be referred to the Company's General Counsel and the Chairman of the Company's Audit Committee, to be investigated as they find appropriate. Directors, officers and other employees are expected to cooperate in the investigation of reports of unlawful or unethical conduct or violations or suspected violations. All reports of unlawful or unethical conduct or other violations or suspected violations of these Guidelines will be treated by the Company in a confidential manner (consistent with appropriate evaluation and investigation) and investigated promptly.

         No one has the authority to retaliate against anyone reporting unlawful or unethical conduct or any violation or suspected violation of these Guidelines by any director, officer or other employee of the Company, and the Company will not tolerate threats or acts of retaliation or retribution against anyone reporting unlawful or unethical conduct or any violation or suspected violation of these Guidelines.

         Because the failure to report unlawful or unethical conduct can be understood to condone such conduct, the Company emphasizes the importance of reporting. Failure to report knowledge of unlawful or unethical conduct or any violation of these Guidelines may result in disciplinary action by the Company against those who fail to report.

VII.     ACKNOWLEDGMENT

         Upon the dissemination of the Guidelines and each time the Guidelines are revised and redistributed and as otherwise determined by Management, every director, officer and employee will be asked to sign an Acknowledgment which states:

         "I have received and read the The Company Business Conduct Guidelines, I understand the contents thereof and I agree to be bound thereby."

         The Acknowledgment will be placed in that person's personnel file.

I HAVE READ AND RECEIVED A COPY OF THE COMPANY REALTY CORP.'S BUSINESS CONDUCT GUIDELINES AND FULLY UNDERSTAND MY OBLIGATIONS AND RESPONSIBILITIES AS OUTLINED THEREIN.

PRINT NAME:_____________________________________________________

SIGNATURE:_____________________________________________________

DATE:__________________

SOCIAL SECURITY NUMBER:________________________